As filed with the Securities and Exchange Commission on November 20, 2006.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEDIA GENERAL, INC.

(Exact name of registrant as specified in its charter)

Commonwealth of Virginia	54-0850433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 East Franklin Street Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

MEDIA GENERAL, INC.

1995 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

George L. Mahoney, Esquire

General Counsel and Secretary

Media General, Inc.

333 East Franklin Street

Richmond, Virginia 23219

(Name and address of agent for service)

(804) 649-6000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $5.00 per share	1,862,888	$38.06	$70,901,517	$7,587.00

(1)	The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.
(2)	Pursuant to Rule 457(h), the registration fee is based on the average of the high ($38.55) and low ($37.56) prices of a share of Common Stock as reported on the New York Stock Exchange on November 15, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof to the extent that such documents are filed with the Commission:

(1)	the Registrant’s Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 25, 2005, File No. 001-06383;

(2)	the portions of the Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders held on April 27, 2006 that have been incorporated by reference into the Form 10-K;

(3)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly periods ended March 26, 2006, June 25, 2006 and September 24, 2006, File No. 000-50765;

(4)	the Registrant’s Current Reports on Form 8-K, filed on February 21, 2006, April 10, 2006, May 12, 2006, May 15, 2006, June 12, 2006, June 21, 2006, June 27, 2006, August 2, 2006, August 10, 2006 and October 17, 2006, File No. 000-50765; and

(5)	the description of the Registrant’s Common Stock, par value $5.00 per share, contained in Form 8-A, filed on August 7, 2001.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent that such documents are considered filed with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Williams Mullen, counsel to the Registrant, has rendered its opinion that the Common Stock, when issued pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable. Such counsel does not have a substantial interest in or connection with the Registrant or its subsidiaries requiring disclosure herein. Attorneys employed by the firm beneficially owned an aggregate of approximately 1,350 shares of the Registrant’s Common Stock as of November 20, 2006.

Item 6. Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation a written undertaking to repay any funds advanced if it is ultimately determined that he or she did not meet the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Registrant is a Virginia corporation. Article IV of the Registrant’s Articles of Incorporation mandates indemnification of its directors and officers against liabilities (including judgments and fines and reasonable attorneys’ fees, costs and expenses) incurred by any such directors or officers in connection with any actual or threatened action, suit or proceeding to which he or she may be made a party by reason of his or her being or having been a director or an officer, except in relation to any proceeding in which such director or officer has been adjudged liable because of willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The Registrant has purchased directors’ and officers’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Registrant against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Registrant and (2) the Registrant to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

4.1	Articles of Incorporation of Media General, Inc., amended and restated as of May 28, 2004, incorporated by reference to Exhibit 3(i) of the Quarterly Report on Form 10-Q for the fiscal period ended June 27, 2004.

4.2	Bylaws of Media General, Inc., amended and restated as of May 28, 2004, incorporated by reference to Exhibit 3(ii) of the Quarterly Report on Form 10-Q for the fiscal period ended June 27, 2004.

4.3	Media General, Inc. 1995 Long-Term Incentive Plan, as Amended and Restated as of May 18, 2001, incorporated by reference to Appendix B of the Proxy Statement dated April 2, 2001.

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1).*

23.2	Consent of Ernst & Young LLP.*

24	Powers of Attorney (included on Signature Page).*

*	Filed herewith.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Richmond, Commonwealth of Virginia, on this 20th day of November 2006.

MEDIA GENERAL, INC.

By:	/s/ Marshall N. Morton
Marshall N. Morton
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints each of John A. Schauss and George L. Mahoney as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Stewart Bryan III J. Stewart Bryan III	Chairman of the Board	November 20, 2006

/s/ Marshall N. Morton Marshall N. Morton	President and Chief Executive Officer and Director (Principal Executive Officer)	November 20, 2006

/s/ O. Reid Ashe, Jr. O. Reid Ashe, Jr.	Executive Vice President, Chief Operating Officer and Director	November 20, 2006

Signature	Title	Date

/s/ John A. Schauss John A. Schauss	Vice President - Finance and Chief Financial Officer (Principal Financial Officer)	November 20, 2006

/s/ Stephen Y. Dickinson Stephen Y. Dickinson	Controller and Chief Accounting Officer (Principal Accounting Officer)	November 20, 2006

/s/ Diana F. Cantor Diana F. Cantor	Director	November 20, 2006

/s/ Charles A. Davis Charles A. Davis	Director	November 20, 2006

/s/ Thompson L. Rankin Thompson L. Rankin	Director	November 20, 2006

/s/ Rodney A. Smolla Rodney A. Smolla	Director	November 20, 2006

/s/ Walter E. Williams Walter E. Williams	Director	November 20, 2006

/s/ Coleman Wortham III Coleman Wortham III	Director	November 20, 2006

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description of Exhibit

4.1	Articles of Incorporation of Media General, Inc., amended and restated as of May 28, 2004, incorporated by reference to Exhibit 3(i) of the Quarterly Report on Form 10-Q for the fiscal period ended June 27, 2004.

4.2	Bylaws of Media General, Inc., amended and restated as of May 28, 2004, incorporated by reference to Exhibit 3(ii) of the Quarterly Report on Form 10-Q for the fiscal period ended June 27, 2004.

4.3	Media General, Inc. 1995 Long-Term Incentive Plan, as Amended and Restated as of May 18, 2001, incorporated by reference to Appendix B of the Proxy Statement dated April 2, 2001.

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1). *

23.2	Consent of Ernst & Young LLP.*

24	Powers of Attorney (included on Signature Page).*

*	Filed herewith.